EXHIBIT 99.1

NEWS RELEASE
For Release on May 1, 2009	Contact: Pat Lawlor
4:00 PM (ET) (925) 328-4656	Vice President, Finance/Chief Financial Officer

Giga-tronics Reports Fourth Quarter and FY 2009 Results

San Ramon, CA - Giga-tronics, Incorporated (NASDAQ: GIGA) reported today a net profit of $383,000 or $0.08 per fully diluted share for the fourth quarter ended March 28, 2009.  This compares with a net loss of $545,000 or $0.11 per fully diluted share for the same period a year ago.  Profit from continuing operations for the fourth quarter was $383,000 or $0.08 per fully diluted share compared to a loss from continuing operations of $480,000 or $0.10 per fully diluted share for the same period a year ago.  Net sales increased 26% to $5,145,000 in the fourth quarter of fiscal 2009 compared to $4,099,000 in the same quarter for the prior year.  Operating expenses decreased 8% or $179,000 in the fourth quarter of fiscal 2009 over fiscal 2008.  Orders booked in the fourth quarter were $2,224,000 compared to $3,784,000 last year.

Net loss for the year ended March 28, 2009 was $330,000 or $0.07 per fully diluted share versus a net loss of $234,000 or $0.05 per fully diluted share for the same period a year ago.  Net loss from continuing operations for fiscal 2009 was $405,000 or $0.08 per fully diluted share versus a net loss from continuing operations of  $203,000 or $0.04 per fully diluted share for fiscal 2008.  Income from discontinued operations for fiscal 2009 was $75,000 as compared to a loss on discontinued operations of $31,000 for the prior year.  Net sales for fiscal year 2009 decreased 5% to $17,421,000 from $18,331,000 a year ago. Operating expenses decreased $25,000 in fiscal 2009 over fiscal 2008.  Included in the operating expenses for fiscal year 2008 was a one-time restructuring charge of $73,000 to reserve our remaining lease obligation on our Fremont facility and $80,000 in severance costs, for a total of $153,000 or $0.03 per fully diluted share.   Orders improved 9% for the 2009 fiscal year to $18,998,000 compared to $17,420,000 a year ago.

Our book-to-bill ratio for fiscal 2009 was 1.09 compared to .95 for fiscal 2008.  Backlog at March 28, 2009 was $9.1 million (approximately $6.8 million shippable within one year) as compared to $7.5 million (approximately $4.6 million shippable within one year) at the end of the prior year.

Cash and cash equivalents at March 28, 2009 were $1,518,000 compared to $1,845,000 as of March 29, 2008.

Giga-tronics will host a conference call today at 4:30 p.m. ET to discuss the fourth quarter results. To participate in the call, dial (866) 439-4712, and enter Access Code 235168#.  The call will also be broadcast over the internet at www.gigatronics.com under “Investor Relations”.  The conference call discussion reflects management’s views as of May 1, 2009 only.

Giga-tronics produces instruments, subsystems and sophisticated microwave components that have broad applications in both defense electronics and wireless telecommunications.

Giga-tronics is a publicly held company, traded on the NASDAQ Capital Market under the symbol “GIGA”.

This press release contains forward-looking statements concerning profitability, backlog and shipments.  Actual results may differ significantly due to risks and uncertainties, such as future orders, cancellations or deferrals, disputes over performance and the ability to collect receivables.  For further discussion, see Giga-tronics’ most recent annual report on Form 10-K for the fiscal year ended March 29, 2008 and the annual report on Form 10-K for the fiscal year ended March 28, 2009 (to be filed shortly) Part I, under the heading “Certain Factors Which May Adversely Affect Future Operations or an Investment in Giga-tronics” and Part II, under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations”.

CONSOLIDATED BALANCE SHEETS (Unaudited)

(In thousands except share data)	March 28, 2009	March 29, 2008
Assets
Current Assets
Cash and cash equivalents	$1,518	$1,845
Trade accounts receivable, net of allowance of $102 and $93, respectively	3,110	2,693
Inventories, net	5,409	5,008
Prepaid expenses and other current assets	430	383
Total current assets	10,467	9,929

Property and equipment
Leasehold improvements	373	373
Machinery and equipment	15,462	15,468
Office furniture and fixtures	788	723
Total property and equipment	16,623	16,564
Less accumulated depreciation and amortization	16,317	16,164
Property and equipment, net	306	400
Other assets	16	32
Total assets	$10,789	$10,361

Liabilities and shareholders' equity
Current liabilities
Accounts payable	$1,219	$649
Accrued commission	144	181
Accrued payroll and benefits	397	526
Accrued warranty	177	190
Deferred revenue	959	646
Deferred rent	118	286
Capital lease obligations	16	-
Other current liabilities	306	220
Total current liabilities	3,336	2,698

Long term obligation - Deferred rent	96	271
Long term obligation – Capital lease	25	-
Total liabilities	3,457	2,969

Commitments and contingencies	-	-

Shareholders' equity
Preferred stock of no par value; Authorized 1,000,000 shares;
No shares outstanding at March 28, 2009 and March 29, 2008	-	-
Common stock of no par value; Authorized 40,000,000 shares;
4,824,021 shares at March 28, 2009 and March 29, 2008, issued and outstanding	13,668	13,398
Accumulated deficit	(6,336)	(6,006)
Total shareholders' equity	7,332	7,392
Total liabilities and shareholders' equity	$10,789	$10,361

CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

	Three Months Ended		Year Ended
(In thousands except share and per share data)	March 28, 2009	March 29, 2008	March 28, 2009	March 29, 2008
Net sales	$5,145	$4,099	$17,421	$18,331
Cost of sales	2,796	2,425	9,917	10,583
Gross profit	2,349	1,674	7,504	7,748

Engineering	418	628	1,975	2,248
Selling, general and administrative	1,548	1,444	5,939	5,538
Restructuring	-	73	-	153
Total operating expenses	1,966	2,145	7,914	7,939

Operating income (loss) from continuing operations	383	(471)	(410)	(191)

Other expense	-	16	-	46
Interest income, net	-	7	7	36
Income (loss) from continuing operations
before income taxes	383	(480)	(403)	(201)
Provision for income taxes	-	-	2	2
Income (loss) from continuing operations	383	(480)	(405)	(203)
(Loss) income on discontinued operations, net of
income taxes of nil for 2009 and 2008	-	(65)	75	(31)
Net income (loss)	$383	$(545)	$(330)	$(234)

Basic and diluted earnings (loss) per share:
From continuing operations	$0.08	$(0.10)	$(0.08)	$(0.04)
On discontinued operations	-	(0.01)	0.01	(0.01)
Basic and diluted earnings (loss) per share	$0.08	$(0.11)	$(0.07)	$(0.05)

Shares used in per share calculation:
Basic	4,824	4,818	4,824	4,813
Diluted	4,824	4,818	4,824	4,813